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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: August 5, 2002
(Date of Earliest Event Reported)

SureBeam Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31807	33-0921003
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9276 Scranton Rd., Suite 600
San Diego, CA 92121-1750
(Address of principal executive offices)

(858) 795-6300
(Registrant's telephone number, including area code)

ITEM 5.    OTHER EVENTS

  Spin-Off of Ownership Interest by The Titan Corporation

        Effective August 5, 2002, The Titan Corporation ("Titan"), distributed all of its shares of the common stock of SureBeam Corporation (referred to herein as "SureBeam," "we," or "our") to the shareholders of Titan. Titan previously announced that holders of record of Titan common stock as of the close of business on July 26, 2002, the record date for the distribution, were to receive .6986 shares of SureBeam common stock for every share of Titan common stock held.

        Previously, Titan held over eighty percent of the common stock of SureBeam and held a higher percentage of the voting power of SureBeam due to Titan's ownership of shares of Class B common stock, which had ten votes per share, as compared to SureBeam's Class A common stock, which has one vote per share and is traded on the Nasdaq under the symbol SURE.

        Prior to the distribution of shares of SureBeam common stock, Titan converted all of its shares of Class B common stock of SureBeam, into shares of Class A common stock of SureBeam. Shareholders of Titan receiving shares of SureBeam in its distribution received only shares of Class A common stock.

        Under the terms of the Class B common stock, it has now been retired and cannot be reissued.

        As of the close of business on August 5, 2002, there were 66,989,909 shares of SureBeam common stock issued and outstanding, all of which are Class A common stock.

  Risk Factors

        The following risk factors are certain of the risk factors previously reported by SureBeam which particularly pertain to the spin-off of Titan's ownership of shares of SureBeam to the shareholders of Titan. We encourage you to review our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended December 31, 2001 and our filings on Form 10-Q which provide a more complete description of the risk factors regarding an investment in SureBeam's securities.

        Our independent status from Titan involves a variety of risks for SureBeam, including risks related to access to financing sources and corporate services and facilities previously provided by Titan. Our inability to successfully address these risks could negatively impact the operation of our business and financial results.

        Titan has distributed its shares of our common stock to Titan stockholders following its receipt of a favorable ruling from the Internal Revenue Service. We now have substantially complete separation from Titan, other than our various contracts with Titan. While the continued control of our company by Titan involved a variety of risks, our separation from Titan also involves numerous risks. Titan has extended to us a new $50.0 million secured senior credit facility secured by all of our assets. SureBeam's facility is subject to limits in the amounts that can be drawn each quarter, and subject to financial covenants and affirmative and negative covenants. As of the date of this report, we have obtained $15 million under this credit facility. If we require additional financing other than that provided by our credit facility with Titan, we will be required to develop our own credit and other liquidity sources. We cannot give assurance that the $50.0 million credit facility will be adequate for our liquidity needs or that we would be able to obtain any additional credit on as favorable terms or at all. Titan has historically provided for our general corporate and administrative support, which is principally comprised of administrative and clerical functions necessary to implement our management decisions and operations, including benefits administration and information technology support, through a corporate services agreement. In connection with the spin-off, various agreements with Titan have terminated and we are in the process of developing our own systems and services. However, we may not be able to develop these systems or retain these services successfully, at a comparable cost to that as provided by Titan.

        Maintaining the tax-free status of the distribution of our common stock by Titan to its shareholders restricts certain of our activities.

        For the distribution of our stock by Titan to qualify as tax-free to Titan, there must not be a change in ownership of 50% or more in either the voting power or value of either our stock or Titan's stock that is considered to be part of a plan or a series of related transactions related to Titan's intended distribution of our stock to its stockholders. Accordingly, we may be significantly limited in our ability to raise additional equity financing, use our stock for acquisitions and other similar strategic transactions or for compensation of employees and others. Further, in connection with the spin-off, we have entered into a tax sharing and disaffiliation agreement that provides for, among other things, an agreement with Titan that if we take any action that causes Titan's representations with respect to the letter ruling to be untrue or engage in transactions after the distribution that cause the spin-off to be taxable to Titan, we would be required to indemnify Titan for any and all taxes resulting from the failure of the spin-off to qualify as a tax-free transaction. In addition, we may be required to indemnify Titan for half of any taxes incurred as a result of the spin-off if the spin-off is taxable for reasons that were not caused by actions taken by either Titan or us and to share proportionately with Titan such taxes if they are caused by actions by both us and Titan, in proportion to our relative contribution to the imposition of these taxes. Any indemnification payments by us would most likely be material.

        Our business may suffer because we have entered into affiliate agreements with Titan that may not have been based on arms' length negotiations.

        We have entered into various agreements with Titan including a tax allocation agreement, tax sharing and disaffiliation agreement, license agreement, and credit agreement. Because we were a majority-owned subsidiary of Titan at the time these agreements were entered into, these agreements were negotiated between related parties, and the results may differ from results obtained from arms-length third parties. Under the license agreement, Titan purchased a perpetual and exclusive, non-royalty bearing license to use our intellectual property on all applications other than the food, animal hide and flower markets in return for the following: 1) to make available to us a $50.0 million line of credit, 2) to convert the current $75.0 million debt owed Titan to equity via an exchange for our stock, and 3) a cash payment of $8.0 million.

        Under the tax allocation agreement, Titan will determine the amount of separate taxable income and tax liability that we would realize if we filed a separate tax return. In addition, because we have filed a consolidated tax return with Titan, we may be obligated to pay taxes for the entire group of Titan companies if those companies defaulted in the payment of their taxes. If Titan offsets taxable gains with our losses, Titan will have to compensate us in cash for the benefit it receives for its use of our losses when we demonstrate we are able to utilize those losses or they would have otherwise expired. In addition, any benefit from our losses used to offset Titan profits resulting in a tax savings, is subject to Titan's position at that time.

        Our current credit facility may not be sufficient for our capital requirements.

        In the past, Titan financed a significant portion of our working capital and other capital requirements and Titan has extended to us a new $50.0 million senior credit facility secured by substantially all of our assets. This facility is subject to limits in the amounts that can be drawn each quarter, and subject to certain financial covenants and affirmative and negative covenants. If our capital requirements vary from our current plans, we may require additional financing sooner than we anticipate. We expect we will need to obtain additional debt or equity financing in order to execute our business strategy. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings would most likely involve restrictive covenants. We will likely not be able to obtain financing with interest rates or other terms as favorable as those that we have obtained from Titan and financing from Titan or from third parties may be unavailable to us when needed. If we are unable to obtain future equity financing or debt financing or obtain additional funding from Titan or other financing sources on terms acceptable to us or at all or if we are unable to generate sufficient cash flow from operations, we believe we would have sufficient funds to continue our operations through 2002, but we would have to significantly reduce our current business plan and delay, curtail or eliminate some of our operations or capital expenditures, which could have a material adverse effect on our results of operations and financial condition.

        Our sales through Titan generally produce lower profit margins than our sales to non-affiliated entities.

        Historically, Titan has purchased a substantial amount of equipment from us as a subcontractor, in order to allow Titan to fulfill various contracts which it has entered into, including certain contracts which Titan has entered into with the United States Postal Service. These sales have typically been at a lower profit margin than our sales to other parties. A higher percentage of sales through Titan could reduce our overall profit margins. Our sales to Titan are typically structured on a fixed basis or cost plus basis. Therefore, sales to or through Titan have historically, and likely will in the future, carry a lower profit margin than comparable sales to a non-affiliate. We anticipate that a higher volume of sales to or through Titan may have the effect of reducing our overall profit margins.

        We have entered into a license agreement with Titan that prevents us from capitalizing on newly discovered uses of our technology in applications that are not related to food (excluding water), animal hides and flowers except through a manufacturing contract.

        Titan purchased from us a perpetual and exclusive non-royalty bearing license to use our intellectual property in all applications and fields other than in the fields of food (excluding water), animal hides and flowers. Because Titan's license is an exclusive license, we cannot use our intellectual property in applications other than food (excluding water), animal hides and flowers. Applications which we believe are reserved for Titan's use include medical equipment sterilization and sterilization of mail to eliminate the threat of anthrax contamination.

        Under the terms of the license agreement with Titan, future sales of electronic irradiation equipment to Titan, if any, will be sold on a cost plus 20% markup basis, unless otherwise negotiated. Titan is obligated to purchase electronic irradiation equipment it requires, if any, from SureBeam until December 31, 2003, after which it may purchase equipment from any source. Therefore, after December 31, 2003, we anticipate we will receive no revenue from any commercialization of our licensed technology by Titan or any new applications for our licensed technology developed by Titan unless Titan chooses to purchase equipment from us or enter into other arrangements with us under which we would receive revenue. Titan is not obligated to purchase any electronic irradiation equipment from us in the future, and should Titan not purchase any electronic irradiation equipment from us, it could have a material adverse effect upon our financial condition and results of operations.

        This report contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other terminology to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including those described in the risk factors above and in our other filings with the Securities and Exchange Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SureBeam Corporation
By:	/s/ LAWRENCE A. OBERKFELL Lawrence A. Oberkfell President and Chief Executive Officer

Date: August 7, 2002

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SIGNATURES